 Exhibit 99.1

[PTSC]- Patriot Scientific Corporation
FY '09 Year End Shareholder Call
Monday, August 17, 2009

Officers:
Rick Goerner; Patriot Scientific; President & CEO
Cliff Flowers; Patriot Scientific; CFO
Paul Bibeau; Patriot Scientific; VP, Business Development

Presentation

Operator:  At this time, I would like to welcome everyone to the Patriot Scientific's Fiscal 2009 Fourth Quarter and Year-End Shareholders' Conference Call.  All participants will be in a listen-only mode, and there will be an opportunity for you to ask questions at the end of today's presentation.  (Operator Instructions)

For your information, today's conference is being recorded.

At this time, I would like to turn the call over to Angela Hartley, Patriot Scientific's Investor Relations Liaison.  You may begin your conference.

Angela Hartley:  Welcome to Patriot Scientific's quarterly shareholders' conference call, covering our fourth quarter and full year fiscal 2009.

In a few moments, you will hear from and have an opportunity to ask questions of Rick Goerner, Patriot's President and Chief Executive Officer; Cliff Flowers, Patriot's Chief Financial Officer; Paul Bibeau, Patriot's Vice President of Business Development; and Renney Senn, of Patriot's wholly-owned subsidiary, Patriot Data Solutions Group, or PDSG.

A recording of this conference call will be available on the Patriot website under the Investor section for 30 days.  The website is located at www.ptsc.com.

The business outlook portion of our call reflects our expectations as of August 17, 2009, and is continually subject to reassessment due to changing market conditions and other factors, and therefore, must be considered only as management's present opinion, and actual results may be materially different.

However, management undertakes no obligation to update these or any forward-looking statements, whether as a result of new information, future events, or otherwise.

If an update to our business outlook is provided, the information will be in the form of a news release.  We wish to caution you that all of our statements, except those describing the Company's past financial results, are just our opinions, predictions, and present expectations.  Actual future events or results may differ materially.

For a statement of risks, please refer to Patriot Scientific's report on Form 10-K for the fiscal year ended May 31, 2009, which was filed with the SEC on August 14, 2009.  Information about Patriot Scientific filed with the SEC is available free of charge at www.sec.gov.  These reports identify important factors that could cause actual results to differ materially from our projections.

Now that we've completed the Safe Harbor statement, we can begin the conference.  Here's Rick Goerner.

Rick Goerner:  Thank you, Angela.

I'd like to thank you all for joining us this afternoon and welcome you to Patriot's Shareholder Conference Call covering the fourth quarter of fiscal year 2009.

The objective of these conference calls is to provide a regular forum of communication to our shareholders timed around the release of the Company's 10-Q or 10-K filings; to provide an update on key activities at the Company; and to provide a forum in which shareholders can inquire of management topics of interest in an effort to clarify your understanding of our Company activities.  We will do our best to answer your questions in a manner consistent with our internal company confidentiality policies and SEC disclosure guidelines.

That said, I would like to begin by reiterating a note from the press release accompanying our 10-K filing and consistent with last quarter's call.  Patriot, in support of its partner, the TPL Group, in compliance with our contractual obligations and in deference to ongoing USPTO proceedings, cannot entertain questions regarding the MMP™ portfolio during this call.

As we close fiscal year 2009, I'd like to take a moment to summarize a couple of highlights from the past fiscal year.

Despite the difficult economic environment, Patriot achieved positive earnings for the fiscal year 2009.  The Company's earnings were the result of more than a dozen new MMP licenses, bringing the total global MMP licensees to over 60.

Also in fiscal year 2009, Patriot consummated three acquisitions as part of its strategy to invest the earnings from the MMP portfolio into the emerging secure data sharing market, with a particular focus on healthcare, public safety, and justice.

These three acquisitions -- Crossflo Systems, the Iameter assets from Verras Medical, and the Vigilys assets from Kratos Defense and Security Systems -- now comprise the recently announced Patriot Data Solutions Group, or PDSG.

Although the revenue results of our acquisition efforts have been substantially below expectations, we believe PDSG now represents the foundation of a new Patriot Scientific operating entity targeting markets which are projected to experience significant growth over the next few years.

In the past year, PDSG continued to expand its law enforcement information sharing projects based in New Jersey.  We are working with the New Jersey State Police and various counties, along with our local integration partner, Enforsys, to enable the counties to share information with the New Jersey state police, as well as to potentially facilitate the sharing of data between multiple interstate and federal agencies.

We are wrapping up the Michigan Intelligence Operations Center, or MIOC, project, in which we provided data sharing capability for this Midwest fusion center.  As is the case with nearly all of our public sector projects, our participation in this project gives us greater visibility, experience and, most important of all, proof of concept credentials to pursue additional fusion center projects in the future.

PDSG also completed an extensive project with the California Administrative Office of the Courts, or AOC, in which PDSG assisted the AOC Data Integration Group's effort over several months to prepare the nation's largest court system for information exchanges that will involve dozens of California agencies.

Our AOC experience is valuable and differentiates PDSG as we seek similar opportunities with other core agencies across the United States.  We understand the AOC project to be the largest IEPD development initiative of its kind to date.  This high-profile project enhanced our reputation as a authority on what are known as IEPDs, a federally required methodology which prepares any government agency for successful standards-based data sharing exchanges.  As further evidence of PDSG's acknowledged expertise in this area, we have been asked to present two papers at the 2009 NIEM National Training Event to be held later in September.

This past year, PDSG's in-house subject matter experts were also sought out by the Sacramento Superior Courts and the Sacramento District Attorney's Office to develop and provide IEPD assistance, which will facilitate their sharing of justice and court information.

As a result of our relationship with Hewlett Packard and their longstanding relationships in the state of Montana, we partnered with HP to launch a pilot Healthcare Information Exchange, or HIE, this past spring.  This project, connecting four Montana regional hospitals with the state health and human services agency, serves as a necessary and credible reference platform as we pursue other HIE opportunities.

The Iameter product line is now in use in a limited number of hospitals seeking both quality of care improvement and reduced healthcare costs.  The federal government has recently made it clear that hospitals can increase their Medicare reimbursements if they demonstrate improved quality of care and they can be penalized financially if they do not.  The Iameter products and methodology have a proven track record of providing both clinical quality improvement and cost savings.

Now, I'd like to discuss current activities within the Company.

As mentioned earlier, effective June 1, 2009, Patriot consolidated the three acquisitions made in the past year into a single entity called Patriot Data Solutions Group, or PDSG.  PDSG is aligned with key government initiatives in healthcare and homeland security.  As a result, Patriot has continued to invest in internal initiatives to upgrade and expand the PDSG sales force, launch targeted marketing programs, and support the development of next-generation software capabilities based on the current CDX and Vigilys technologies.  The introduction of enhancements to these platforms is planned before year-end and will further improve the marketability of both CDX and Vigilys by providing significant user-friendly features, further simplifying the complex task of data sharing and emergency situation visualization.

The recent addition of two seasoned sales veterans has expanded our regional sales coverage, as well as added to our healthcare and public sector expertise.  Our latest marketing initiatives included the updated PDSG website and development of new sales collateral material for the various CDX, Iameter, and Vigilys products.

In this quarter, we are launching a new Iameter risk-free trial program developed to expand the customer base of hospitals and physicians who can benefit from our clinical quality improvement tools.  Additionally, the Iameter tools highlight cost reduction and efficiencies that can be realized through specific physician-directed practice improvements which target misuse and overuse of medical resources.

PDSG's revenue have been lower and more difficult to project than anticipated.  Several new pipeline projects have been pushed out due to various state budget issues that have cut or delayed funding for these programs.  PDSG is focused on developing a larger pipeline of increasingly diverse projects to reduce our dependence on a relatively limited number of opportunities.  For the present, however, delays in funding, contract awards, and program starts have significantly impacted anticipated PDSG revenue recognition.  As a result, on July 16, Patriot retracted its original revenue guidance for PDSG of $3 to $6 million for the calendar year 2009.  In addition, until there is a clearer picture regarding local and state budgets, as well as federal stimulus funding to support the Obama electronic medical record deployment and Department of Homeland Security Initiatives, we are unable to provide any confident revenue guidance update.

Building our sales team and continuing investments in broader marketing and product development efforts are essential to the expansion of our pipeline of quality sales opportunities.  As these opportunities move to closure, we are confident we will realize a growing and more predictable revenue stream.

Additionally, to further assist in guiding PDSG activities, as previously announced, Patriot has retained the services of Mr. Greg Baroni to provide independent external assessment of PDSG's business opportunities, products, and activities.  Mr. Baroni has started his review, and he's expected to finalize his report and recommendations within the next 30 days.

In summary, while disappointed at the current rate of revenue development at PDSG, we remain positive in the longer term due to the growth of new opportunities that have recently been generated across our full product range.  We will continue to target our existing personnel on revenue-generating activities to broaden our reach into the public and healthcare sectors, while focusing our engineering team on the development of next-generation CDX and Vigilys technologies that will position PDSG to meet the future needs of the market and our customers.

Now, I would like to discuss the status of each of our minority investments -- Holocom, Avot Media, and Talis Data Systems.

Holocom's revenues and expenses, as previously announced at our last quarterly shareholder call, will no longer be consolidated into Patriot's revenues and expenses.  This quarter's results, as Cliff will explain, will be the last quarter in which we will show any consolidated numbers.  Holocom's business remains strong, and with the strength of their month of May sales, was able to once again achieve a profitable quarter.

While the Holocom business has grown and achieved profitability, Avot Media and Talis Data Systems are pre-revenue companies in which Patriot has minority investments that we expect will provide future revenue growth, market access, and increased value to Patriot.  Note that Patriot has a designated Board directorship in each of our minority investments.

We continue to work closely with Avot Media, a provider of software supporting near-real-time video delivery to video-enabled mobile devices.  Avot continues to pursue trials at several mobile carriers in Asia, as well as with domestic content delivery providers, such as iLoop Mobile, The Hyperfactory, and several others.

Avot has been able to achieve a small but growing revenue stream from these content delivery providers and expects to be generating revenues from a contract with an Asian mobile carrier and a few enterprise customers shortly.

Additionally, engineering development and customer meetings have taken place between Avot and PDSG to investigate business opportunities to integrate Avot's tipMotion video delivery platform into PDSG's Vigilys emergency services solution.  This application would support the delivery of high-quality video to handsets in the field for emergency responders.  Project interest at a large system integrator has justified PDSG's additional effort to pursue opportunities in the public sector in addition to Avot's focus on its existing consumer customers.

Earlier this year, Avot engaged an investment banker to assist in securing additional funds, approximately $5 million, to provide for the growth of marketing and sales to support Avot's expanded revenue plan.  In the meantime, Avot has implemented cost-cutting measures to extend their current funding, focusing on only the most essential programs.

Talis Data Systems, a manufacturer of multi-domain networking controllers for military and government agency facilities, is also currently investigating additional sources of funding and has been working with an investment banker since early this year.  Talis requires additional investment to finance the production ramp-up of their Datagent multi-domain controller unit for use with both HP and Dell computers.  Several sources of funding have been identified, and closing is anticipated to occur in the next couple of months. Evaluation samples of the Datagent product have been provided to several military and government customers, and three resellers have contracts in place for initial production units.

One other area Patriot has made a small investment in is the patent licensing opportunity with NuPOWER Semiconductor for its power management IP.  NuPOWER has recently received a Notice of Allowance for the final two patents included in the NUSEM portfolio.  Once the final two patents issue, the assignment papers will be filed naming NuPOWER and Patriot as coassignees of the seven NUSEM patents.

Per our agreement, NuPOWER and Patriot continue to work on new licensing opportunities integrating the NUSOM technology into new integrated circuit designs.  Though we have no imminent signings forecasted, the expenses to date, including patent filing costs, associated with this project have been nominal, and Patriot will become a coassignee of the entire NUSOM power management IP portfolio.

Operational profitability is a key objective of Patriot and PDSG management and the Patriot Board of Directors.  Patriot has implemented certain cost-cutting efforts to preserve cash during these difficult economic times.  As was announced last quarter, reduction in directors' fees and the suspension of executive incentive compensation will remain in effect until PDSG achieves its operating objectives.

Additionally, we have frozen all new employee requisitions and are maintaining tighter spending controls on other discretionary spending.  We will continue to closely monitor our financial situation, revenue and spending forecasts, and as needed, institute additional cost-cutting measures when appropriate.

Finally, I've had several inquiries regarding Patriot's annual shareholders' meeting.  I would like to announce that Patriot intends to hold this year's annual shareholders' meeting in the latter part of January 2010.  The exact date will be finalized by late October.

In summary, during this past fiscal year, Patriot has taken its initial steps in positioning itself as an important player in the emerging area of secure data sharing solutions.  Our acquisitions of Crossflo, Iameter, and Vigilys, along with investments in Talis and Avot, work synergistically to position PDSG as a significant competitor in the healthcare public safety and justice sectors for data sharing and situational awareness solutions.

Government stimulus packages and market dynamics are aligned with our focus markets, and funding is now beginning to work through the federal and state bureaucracies.    PDSG's market opportunity is clearly evident.  Now, in 2010, we must execute our strategy and bring to closure our sales pipeline to build a sizable and more predictable revenue stream.

We will continue to evaluate opportunistic prospects to expand and complement our existing software products in the areas of healthcare and public safety applications; however, our emphasis must be on first driving the success of our current investments.

With that, let me turn the call over to Cliff Flowers to provide you a financial summary of the Company.

Cliff Flowers:  Thank you, Rick, and good afternoon, everyone.  I'll cover some of the highlights from the results of operations for our fourth quarter and fiscal year ended May 31, 2009.

For the quarter, the Company's results included $0.7 million in revenues compared to $1.4 million for the same quarter of the prior year.  For the full year, revenues were $5.4 million compared to $3.7 million in the previous fiscal year.  The decrease in quarter over quarter revenues was largely attributable to our inclusion in the current quarter of only the first two months of the operating results of Holocom as a result of our May 1, 2009 deconsolidation event, which I'll discuss in greater detail momentarily.

For the full year, revenue growth was driven by strong numbers from Holocom and the inclusion in the current year of revenues from PDSG as a result of our acquisition of this business on September 1, 2008.

Results from our investment in affiliated companies, which primarily represents Phoenix Digital Solutions, or PDS, our joint venture with the TPL Group, who are co-owners of the MMP portfolio, and also, to a lesser extent, Talis Data Systems, generated earnings of $4 million and $9.7 million in the current fiscal quarter and year, respectively, compared to $3.9 million and $19.9 million for the prior fiscal quarter and year.  Although quarter-over-quarter earnings from affiliated companies remained relatively unchanged, the decrease in year-over-year results is reflective of a lower level of licensing activity in the current year.  The prior year's license results also included the settled actions with several litigants referred to as the J3 parties.

For the current quarter and year, we had net income of $0.1 million and $0.9 million, respectively, compared to net income of $2.6 million and $9.4 million in fiscal 2008, the decline attributable primarily to the previously stated reduction in MMP Portfolio licensing activity and the impact of negative operating results from our PDSG subsidiary.

During the May quarter, we engaged a valuation specialist to assist management in reviewing the carrying value of certain of the Company's minority investments, goodwill and intangibles, for the purpose of assessing the need for impairment-related charges pursuant to the applicable standards governing the accounting for these various types of assets.  As a result of this assessment, the Company has taken non-cash charges to earnings of $0.2 million against the carrying value of goodwill and $0.9 million against the carrying value of our investment in Avot Media.  These valuation adjustments took into consideration the shortfall experienced by these entities relative to their pre-investment business plans, adverse market conditions in general, and, in Avot's case, the challenging environment for financing and capital generation.

At May 31, the Company has on its balance sheet cash, cash equivalents, and marketable securities totaling $16.9 million.  The marketable securities include auction rate securities with a par value of $11.7 million, which we are carrying on our balance sheet at the reduced valuation of $10.6 million.  This carrying value reflects a $0.3 million improvement compared to the assessment performed at the end of our third fiscal quarter.  As we have advised in the past, because the auction rate securities are currently illiquid, at the end of each fiscal period, we obtain a report from a third party to assist us in ascribing an appropriate carrying value to these instruments.  The reduction from full par valuation takes into consideration factors existing in the financial marketplace that may have an influence on the ultimate liquidity of these instruments.

I should point out that subsequent to our balance sheet date, in early June we had partial redemptions at full par on two of our outstanding auction rate instruments amounting to three-quarters of $1 million, thereby reducing the remaining par value of the illiquid instruments to $10.9 million.  Since the inception of the illiquidity of these auction products, we have had redemptions totaling $4.5 million all at full par value.

We've continued to move forward with a binding arbitration process we initiated before the financial industry regulatory authority, where we have alleged that Deutsche Bank Securities exchanged in negligence and nondisclosure in their rendering of services to us, which resulted in our purchase of the now illiquid auction rate products.  To our knowledge, we were the first institutional investor to file for arbitration, and dozens of others have since followed suit.  Our arbitration hearing is set for January 2010, and we continue to believe we have a strong case that should result in an outcome favorable to Patriot Scientific.

During the quarter, we also filed suit against the parent entities of Deutsche Bank Securities, which is Deutsche Bank A.G., in federal court, asserting liability for their role with respect to our illiquid auction investments, as we broaden our efforts to secure a just and favorable outcome for the Company.

The $3 million we drew on our credit facility collateralized by the auction rate securities remains outstanding at May 31.  As we previously stated, we did this as a precautionary measure to increase our liquidity position.  The credit facility currently allows us to borrow against 50% of the par value of the auction rate securities.

And, finally, the majority of our liquid cash continues to be invested in money markets investing in US federal government obligations, which we believe is an appropriately conservative measure for the safekeeping of these funds.

During fiscal 2009, we repurchased 6.1 million shares of the Company's common stock pursuant to our Board-authorized open-market share repurchase program.  Even though the majority of the share repurchases were executed in the first half of the fiscal year, we continue to discretely participate in the market.  We have continued to reduce shares outstanding at what we believe to be attractive prices; however, we must also balance these objectives by making careful use of our precious cash resources.

As we previewed in our previous shareholder call, effective May 1, we are required to change the way we account for our preferred stock investment at Holocom.  Prior to May 1, we fully consolidated the operations of Holocom as part of Patriot Scientific pursuant to FIN 46R accounting rules, which we have regularly described in our financials.  This meant that their financial statement line items and amounts had been added to ours, and although we are not a majority holder of their common stock, which would normally be the precursor for this type of accounting treatment, their historical reliance on us for providing credit and financing drove the need to consolidate their results.

However, on May 1, the bank line of credit secured by Holocom and guaranteed by us expired, so, effective that date, we discontinued the consolidation accounting.  What this means for our current year's financial statements is the statement of operations is inclusive of only 11 months of results for Holocom, and the balance sheet at May 31 includes only the assets and liabilities of Patriot and PDSG, not Holocom.  While this change in accounting treatment was not optional for us as a result of the termination of the previously mentioned line of credit, we believe that this also represents a positive step in improving the transparency of our financial position and operating results.

This will also serve to reduce our accounting and compliance costs that have been incurred on behalf of Holocom, which previously exceeded $200,000.  Most importantly, however, it should be noted that this change in accounting treatment has no impact on the status of our investment in Holocom.  We continue to be a preferred shareholder and look forward to opportunities for the value of our preferred investment to grow and be realized.  The only thing that has changed is the accounting and presentation used in the preparation of Patriot's financial statements.

With that, I'll turn the call back to Rick.

Rick Goerner:  Thank you, Cliff.

At this point, we'd like to entertain your questions.  To ensure that we involve as many participants as possible, each person will be limited to a single question and, for this call, two follow-up questions.  If you have additional questions and time permits, you may re-enter the queue.  Please be brief when asking your questions, as I'm sure everyone who has questions would like the opportunity to participate.

As a reminder, please remember that we cannot at this time discuss any matters relating to the MMP portfolio.

The operator will now provide instructions for the Q&A portion of the call.

Questions and Answers

Operator:  (Operator instructions)

Ladies and gentlemen, our first question comes from Stan Caplan from Caplan Company.

Stan Caplan:  Hello, guys.

Rick Goerner:  Hey, Stan.  How are you?

Stan Caplan:  All right.  How many people do we have on the call?

Rick Goerner:  For what purpose is that, Stan?  We're happy to take your question, though.

Stan Caplan:  Okay.  I'd just like to know how many are listening in.  Is that a secret?

Rick Goerner:  No, several dozen.

Stan Caplan:  All right.  I will preface my question with some comments, so please bear with me.

From reviewing the 10-K, some important business trends stand out.  Except for a minimal profit in Holocom, an investment made three to four years ago, there's continued deterioration, write-offs, impairments, and losses in all Patriot subsidiaries and investments, including the auction rate securities.  The Patriot strategy was supposed to be to invest in companies with a high probability of profitability within 12 months.  Instead, over the last 1.5 years, our management team has continued to throw easy money received from the MMP licenses into high-risk, cash-draining losers.

Our management pours more shareholder dollars into Talis.  There's an $8,400 5-31-08 year-end loss that mushrooms to $488,000 year-end loss for 5-31-09.  Management drops our cash into the Avot black hole, and we suffer an $867,000 impairment.

And as for the Patriot Data Solutions Group, a $10 million price tag plus the creation of several hundred thousand dollars of additional monthly expense, along with the $236,000 impairment and a $2.9 million partial year loss from 9/1/08 to 5/31/09.

And then this July 16 press release, the one that retracted the $3 to $6 million revenue guidance we were promised at the last shareholder meeting, at least management admits in the 10-K regarding Avot and PDSG that it was "the inability to meet its business plan."

Think about this.  There was approximately $9.7 million flowing to Patriot from the MMP licenses.  We didn't need any employees or overhead to collect that $9.7 million, but look how much remained on the bottom line.  After management's investments of our money, there was only $881,509 of net income.  That's right; less than 10% of our licensing revenue.

Now, these results tell a very clear story.  Either our management has not exercised proper due diligence when analyzing our investments or they don't know how to manage the investments they've made, or both.

Some shareholders want to blame the Board of Directors, but I say the Board's blame is hiring the current management and letting them stay this long.

However, the wisest thing the Board did was to request an assessment from qualified third-party Greg Baroni.  Surely, Mr. Baroni's recommendations will include who should be or not be on the management team and the uniqueness, value, and validity of the Crossflo products and services.

When the Board gets this report, they have two important considerations -- one, Patriot's business failures in the last 1.5 years; two, Mr. Baroni's analysis.  Now, if number one and number two are consistent, and I'll bet you all my Patriot stock they will be, the Board comes into the spotlight.  And if the Board does not make immediate changes, then they are the problem and are negligent and should answer accordingly.

So, Rick, here's your two-part question.  Based upon your performance since 2/28/08 and the 10-K results, what have you accomplished to date to enhance shareholder value?  And the follow-up is how many quarters, in your opinion, should the Board of Directors of a public company allow a CEO to reach profitability and enhance shareholder value?  Thank you.

Rick Goerner:  Okay.  Well, Stan, I want to get to your question, and you bring up a number of points which I think are pretty clear from our releases, but let me address two bits.

Number one, our first acquisition was accomplished 11 months ago with Crossflo, establishing that as the platform for our data sharing strategy, and that was followed then two months later by the addition of the Verras Medical activity for the healthcare application, and then as recent as March 27 for the Vigilys acquisition from Kratos.

So while we were chartered to launch an M&A strategy nearly a year-and-a-half ago to invest the proceeds of the MMP portfolio into establishing a strategy for creating an operating company, I think that we have executed to that vision in terms of providing both a strategy to build from off the data sharing technology, and I believe, in retrospect, our focus in healthcare and public sector is very well aligned with where the market's going.

As we've acknowledged in the reports, both as a result of budget issues that we did not contemplate and as a result of changes within different states' priorities, that it has been more difficult for us to realize the revenue plans that we forecasted, and we've obviously reviewed those activities with the Board, and we believe that we do have a large and growing sales pipeline of opportunities that will generate the plans that we originally forecasted for the entities, and we're confident that the current initiatives are ones that will generate revenue because our customers are asking us for increased involvement on new projects.

Stan Caplan:  Okay, may I have your response to Part B of the question?

Rick Goerner:  Which is how many quarters?

Stan Caplan:  Right.

Rick Goerner:  I think that -- I don't speak for the Board certainly, but I would suggest that independent of a formula, because I don't think there is one, I think that the strategy of the Company needs to be assessed, and I think that if the revenue results don't materially come together in the next six to nine months, that obviously things will be different.

We believe that that will not be the case.  We're pretty comfortable with the sales pipeline that we have developed, and at this point, I think the Board has been supportive of the efforts within PDSG on an expanding basis to do the marketing initiatives and do the product development efforts that we've acknowledged to the Board need to be done to position the Company going forward.

Stan Caplan:  Thank you for your answer, Rick.

Operator:  Our next question comes from Howard Halpern from Taglich Brothers.

Howard Halpern:  Good afternoon.

Rick Goerner:  Hi, Howard.  How are you?

Howard Halpern:  Okay.  How many revenue-generating pilot programs do you currently -- are you currently working on?

Rick Goerner:  We highlighted in the text the five or six key projects that we've highlighted as key pilot programs.  There are other smaller programs that we did not highlight and would not be normally going through every customer that we're working with.  I think at this point we could summarize that there's probably a dozen platforms that we've engaged in the past two years through largely the Crossflo activity, although there's several installations of the Vigilys technology and, as I highlighted, several installations of the Iameter technology.

Our pipeline is many times that in terms of numbers of new opportunities that we believe are potential projects for PDSG over the next 12 months.

Howard Halpern:  Okay.  I guess -- and this is more speculative, I guess, on your part, the question, but what should we be looking for, I guess, in the macro sense, the news flow that would give you, I guess, maybe a little bit of comfort that the money is actually starting to flow out there for these projects?

Rick Goerner:  I guess it is a bit speculative, but I would answer it by saying that the unpredictability of the revenues associated with particularly the Crossflo business to date have been associated with just having too few opportunities in the pipeline that we were initially dependent on and that, going forward, we would expect that rather than be anticipating the closure rate of every program that's going to go into the revenue recognition for that program, that we would ultimately begin to work off of a backlog of booked contracts and then a fill of new contracts that would go into the quarter from a revenue recognition standpoint.

And so I think the key measure would be the release by the Company of information relative to new projects booked as a result of state budgets getting approved, some of the federal stimulus money coming through the different agencies, and our continuing involvement with system integrator partners that will become a vital part of our growth moving forward.

Howard Halpern:  I guess one final question.  You talked about California administrative office of courts.  Now, is that a full-fledged project or just a pilot project that you're going to keep broadening within the scope of that court system?

Rick Goerner:  I'll answer briefly, and then if that's not sufficient, Renney is here, and he could put a little more color on it.

The initial project with AOC is largely for the development of the IEPDs, which are the exchange documentation that will enable data sharing to occur in the -- I think there's 57 counties in California and multiple court justice and probation systems, and so we believe it was the largest deployment of IEPD activity to date.  It sets the platform for them to then be able to do full data sharing, but there are subsequent phases to the deployment.

Howard Halpern:  Okay.  Wow, I guess then how many phases would ultimately get them to where they or you want to be with them as sort of -- and you're able to broaden out and go to different states and show what you've done?

Renney Senn:  Howard, this is Renney.  Let me take a stab at that.

First, looking at the internal to California segment of this, this IEPD development, this necessary precursor to data exchange involves 52 courts of the state court system.  Those, in turn, must be able to share data with all of the county and municipal courts with which they are affiliated in each of those counties.

They also have district attorney offices, as well as social services, financial services throughout the state that need to be connected to the court system.  So it touches many, many different elements, including jails and prisons.

So this is the beginning of a long-term process which is presently not definable in terms of the scope or the number of phases involved, but at the end of the day, since we are so early on in this whole data sharing environment at the state, local, and the federal level, the fact that we've been able to achieve this very important credential and qualification with the state of California and the largest state court system in the country, it gives us the opportunity to be able to say something that no one else in the country can say as we go to other states to build on this qualification and experience, that we have, in fact, done it.  So that's -- what that's going to result in is now not definable, but it is material.

Rick Goerner:  So there's literally thousands of offices, agencies, and databases that this could cut across, but in terms of a circled budget line item in the California budget that says for the next seven years or what have you, you won't find that called out because they are still contemplating the breadth of deployment, and obviously, up until recently, California's budget wasn't approved either, and we need to understand all the ramifications of the new budget relative to projects such as AOC and the Sacramento court work that we did.

Howard Halpern:  Okay.  Thanks, guys.

Operator:  (Operator instructions)

Our next question comes from Carl Nelson from the Plus Group.

Carl Nelson:  Hello.  I'm just curious as to why, given the current financial situation, that Patriot continues to buy back stock.  What do you intend to accomplish with that going on?  Thank you.

Cliff Flowers:  Hi.  This is Cliff Flowers, and I'll tell you, for every person that asks that question, there's a person who says, "Why don't you buy back more stock?"  So I was actually expecting more likely the caller or call to come on today that would ask the opposite question.

We do periodically support the stock price.  You'll see that in the latter half of the year we did that with significantly less activity.  And I am more of a predisposition to not necessarily aggressively buy back stock.  Our liquid cash represents about 12% of our market cap.  We can't necessarily buy our way out of reducing the shares outstanding, but there are times that it makes sense to support stock price, and when and if opportunities present themselves or look attractive to us, we do engage in them, but yes, we do have to be very discrete about that as our cash is precious.

Karl Nelson:  Okay, thank you.

Cliff Flowers:  You're welcome.

Operator:  Our next question comes from Carl Potorti from The Crab Shack.

Carl Potorti:  Yes, I've noticed on the website, I study your website, and I look at a lot of different things, and this might seem like a silly question, but it says listed there that you have a total of 18 employees, and I was just wondering if that number reflects the inclusion of the wholly owned subsidiary, Crossflo.

And other than that, I think you guys are doing a great job.  I've got a lot of faith in you long-term.  I'm sticking with you.

Rick Goerner:  Thank you.  We appreciate that support.

The current headcount in the Company, inclusive of the PDSG efforts and Patriot corporate, is closer to 30.

Carl Potorti:  Okay.

Rick Goerner:  So I'm not sure what on the website steers you to 18, but it probably is reflective of the Crossflo systems group, which was -- that was about the headcount of full-time employees when we made that acquisition.

Carl Potorti:  Oh, okay.  Probably was something that was up there quite a while and that needed to be updated maybe.

Rick Goerner:  Yes, we brought in three people associated with the Iameter product line who are located in Northern California, and then six additional people associated with the Vigilys transaction, which we acquired from Kratos down here in San Diego, and they've been fully integrated into the Crossflo building, which is now the PDSG building.

Carl Potorti:  Okay.  Thank you very much.

Rick Goerner:  Thank you.

Operator:  Our next question comes from David Injeski.  Please go ahead with your question.

David Injeski:  Good afternoon, and thank you for taking my question.  This is actually a two-part question in regard to the PDSG subsidiary.

Given statements, such as those found on the website, in particular, one that PDSG is the nation's leader in the construction of information exchange packet documentation, and that which I understand is a necessary essential element to the successful integration of the standards-based CDX solution, and in addition to further statements regarding PDSG having leading experts on their staff involved actively with the National Standards Development and Training, the expectation is that the CDX solution would be a key contender for eventual widespread adoption in this public safety and healthcare secure data sharing markets.

Is this expectation a faithful representation of PDSG's position, meaning potential, in the marketplace and among its competitors?

And the second part of my question is regarding competing solutions, what companies do you consider to be your greatest competition, and how do you expect to fare against them in percentage of the market share gained once these delayed funding programs start to flow?  Thank you.

Rick Goerner:  Okay, good questions.

Let me take the first one relative to our leadership position, and that specifically relates to our knowledge of the NIEM standard of the fact that I believe three of a team of 12 that actually defined it are employees of PDSG at this point, and so we have significant insight into the development of the standard, as well as the utilization of it, and then in the area of IEPD development, a leadership role relative to these broader projects with the California courts, etc., that have been taken on by the Company and our knowledge in healthcare and in public safety and justice to be able to provide for successful data sharing.

Now, having said that, leadership in an emerging market is much different than leadership in an established market, and I think we've been clear that the NIEM standard is one which has been embraced by the federal government. It is now mandated for many of the programs under federal government financing, and the tools that Crossflo have developed to both map into the NIEM standard as well as provide for data sharing under a NIEM-conformant protocol can be applied more broadly to other data standards like GJXDM and in the healthcare area, HL7, so that we can provide for HL7 data transfers, as well.

Having said that, if you just take the electronic medical record initiative that President Obama is pursuing, all of our data suggests that less than 5% of the hospitals and physician groups today are deploying digital records.  And so the notion of broadly integrating digital data within the healthcare space is one which is certainly appropriate to deploy technology into, but frankly, it's not one generating piles of money today in terms of revenue dollars.

Our alignment with partners like Hewlett Packard, who sell to many hospitals and who have now, with the EDS acquisition, a dedicated health and life sciences team that we're appropriately involved in training their people on our data sharing platforms, make us believe that we can become a major player in that arena, particularly in the healthcare space with HP.

When you look at the public sector law enforcement and government side, you tend to see bigger projects than just our software solution tied into things from intelligence-led policing to fusion centers, which are tens of millions of dollars of projects, and they tend to go through large government systems integrators who forever have provided the capability to do data sharing in a warehousing type of strategy where they basically take everybody's data, throw it into one bigger database, and then provide for access by programming different rights and privileges for different users.

The NIEM standard and the NIEM data transfer is architected with a completely different philosophy.  That is one which allows data to be shared, but you never give it up.  And the best example of that would be the FBI is never going to let somebody take their entire data file and put it on a larger server somewhere to be integrated with law enforcement data from a state, but they are, in the spirit of the Homeland Security initiatives, very willing to share certain bits of information and certain files relative to cases that are underway.  And so the NIEM data transfer methodology allows someone with authority to look into that information but never take the whole file.

So this is clearly an emerging market, and in that side of the business, our strategy to work closely with large systems integrators is absolutely vital to our success because we will not see PDSG book a $50 million fusion center contract, but we could be the core of a system integrator quote for that amount of money to tie in 15 or 20 or 30 different agencies and their appropriately disparate databases.

David Injeski:  So if I understand you correctly, Rick, you're saying that the market is not quite established enough for you to get a feel for the competitive field and how that's going to play out just yet?

Rick Goerner:  Well, it's emerging, and we believe that the competitive nature of the whole business, both healthcare and in the public safety, is evolving.  So the number of NIEM deployments is going to increase over the next two to three years for sure because it's tied to government grants and contracts.

The established base of that technology deployment today is very low, and the large systems integrators are having to check, if you will, NIEM compliance on future government awards.  And it's our strategy to be plugged in there as best as possible.

Now, there are other software companies out there who today would appear to be our competitors in law enforcement or in healthcare, like an electronic medical record provider or a record management or a computer-aided dispatch company for law enforcement, but actually, our technology is agnostic to EMR format or the various RMS or CAD vendors, and it's our approach insofar, I think, that we can see the success of that to partner rather than compete with those types of providers.

So if you look at our New Jersey deployment, we don’t actually book those contracts with the state of New Jersey.  We actually book them through a record management and criminal analysis company called Enforsys, who actually has become our strategic partner, and we are their solution for the data-sharing component of what they provide to the New Jersey State Police.

David Injeski:  I see.  Well, that clarifies some of it for you.  I'll get in the queue again if I have another question.  Thank you, Rick.

Rick Goerner:  Okay, thank you.

Operator:  (Operator instructions)

Our next question comes from [G. Schneider].  Please go ahead with your question.

G. Schneider:  Thank you.  Guys, I appreciate the depths that you've gone into.  You certainly have what appears to be a wonderful grasp on the market and what's involved in being successful within that market, so I do appreciate that as an individual private investor.

I know that you have had buybacks on stock.  We all know what that is.  We all know what a split is in terms of a stock that has reached a certain value.  My question is have you considered and would you ever consider a reverse split in order to give more visibility to the stock?

Rick Goerner:  Okay, I'll try that, and I'll let Cliff comment if I don't cover it to his satisfaction.

If you go back to the early phases of my involvement with the Company when we were doing monthly investor shareholder letters, and basically entertained the questions of different shareholders that were sort of broad, the issue of reverse split or “no, we don't want to do a reverse split," was discussed multiple times, and it primarily comes up in our consideration of a broader listing to NASDAQ, which we would still like to do and we meet the majority of the requirements.  The one we don't meet is share price, and it would require some recapitalization consideration on our part.

I think everyone's aware that we have for more than a year employed Imperial Capital as an investment banker to help us identify M&A candidates and provide some feedback to us relative to what's going on in specifically the security part of the market at the government level, which is one of their areas of expertise.  And I personally have challenged them to find an example of a company that has successfully and sustained a reverse split and pulled it off successfully in the market, and to date, we haven't been able to find one.

So what I had hoped for originally when considering this as a means of getting ourselves to NASDAQ was to basically hold that company or those companies up as a model for us to facilitate a reverse split, and we don't have one.

So at this point, while I personally would love to pursue a NASDAQ listing strategy, I think at this point, we don't believe it's the right effort for the Company to pursue, and we do review it frequently at the Board, and we will continue to review it frequently at the Board for timeliness, as well as an opportunity to move us from the bulletin board to a broader exchange.

G. Schneider:  Thank you.  And by the way, you went up about -- almost $0.03 today.

Rick Goerner:  Really?

G. Schneider:  Yes.

Operator:  Ladies and gentlemen, at this time, I'm showing no additional questions, and I'd like to turn the conference call back over to management for closing remarks.

Rick Goerner:  Well, I'd like to thank you all for joining us today in our fourth quarter and year-end shareholder conference call.  I hope that you found the call both informative and helpful in better understanding the current state of affairs at Patriot and at PDSG.  I want to thank you for your participation, the questions and answers, and look forward to our next shareholder call.

Operator:  That concludes today's teleconference.  You may now disconnect your telephone lines.  We thank you for participating.